EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 7 March 2016

TAUTACHROME Inc. consolidates business direction and forward planning

Oro Valley, Arizona, Tautachrome, Inc. (OTC-PINK: TTCM) today announced that after review and strategic analyst planning, Tautachrome will not be submitting Draw Down Notices with the Equity Purchase Agreement Strategy (EZPAS) facility with Blackbridge Capital LLC. at this time.

The Blackbridge Capital EZPAS facility entered into on December 1, 2015 has a shelf life of 36 months and as of today, Tautachrome has not delivered a Draw Down Notice and has not filed an S-1 registration statement.

Tautachrome's management, which comprises expert mathematical skills, will review the use of the EZPAS facility monthly against market volume and stock price relative to the draw down covenants.

Having acquired PhotoSweep (an app platform that offers physical print photos taken from mobile devices to be printed and mailed direct to family and friends) on January 16, 2016 and having executed an Asset Purchase Agreement on March 2, 2016 to acquire the assets, operations and inventory of Access Print & Copy on Santa Monica Blvd, Los Angelesthe Company is now seeking to acquire a number of synergistic operations to increase the capabilities of the operating subsidiaries.

"We are currently reviewing other potential acquisitions of operating entities with synergistic businesses that can complement our current operations," said Dr Jon N Leonard the Company's CEO. "Further, we believe it to be extremely important that we remain mindful of the effects of dilution on shareholder value, while we deploy suitable funding for our main objective of developing activated-picture technology from our patents pending".

About Tautachrome, Inc.

Tautachrome, Inc. (OTC-PINK: TTCM) is an emerging growth company in the developing digital imagery technology sector. Tautachrome is an Internet technology development company with operations in America and Australia. Tautachrome has revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction.

Safe Harbor Statement Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact; Tautachrome, Inc.

Tel; +1 520 318 5578

Web; www.tautachrome.com